Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into by and between Bonanza Creek Energy Operating Company, LLC, a Delaware limited liability company (“BCEOC”), Bonanza Creek Energy, Inc., a Delaware corporation (the “Company”), and Gary A. Grove, an individual residing in the State of California (“Employee”).

RECITALS

WHEREAS, Employee has been employed by BCEOC as its Executive Vice President Engineering and Planning pursuant to an Employment Agreement between the parties effective as of December 9, 2009 (the “Original Employment Agreement”).

WHEREAS, pursuant to that certain Stock Purchase Agreement dated December 23, 2010, by and among the Company, BCEOC, and certain other parties (the “Purchase Agreement”), the Company desires to issue and the other parties (collectively, the “Purchaser”) desire to purchase, certain shares of common stock of the Company (the “Transaction”).

WHEREAS, pursuant to the Purchase Agreement, Employee will be granted shares of Class B stock of 2,000.

WHEREAS, as an inducement to Purchaser to enter into the Purchase Agreement and in order to preserve the values of the goodwill of the business of Company and its Affiliates, Employee has agreed to be employed by Company under the terms and conditions set forth herein.

WHEREAS, Purchaser has relied on Employee’s agreement and commitment hereunder to be employed by Company under the terms and conditions set forth herein in agreeing to purchase common stock of the Company, and Employee’s commitment hereunder is essential to such purchase.

WHEREAS, following the consummation of the Transaction, BCEOC will be wholly owned by the Company, which will be an independent oil and natural gas company engaged in the acquisition, exploration, development, and production of onshore oil and associated liquids and natural gas in the United States (the “Business”).

WHEREAS, in connection with the consummation of the Transaction, the parties desire to transfer Employee’s employment from BCEOC to the Company and for the Company to continue to employ Employee on the terms and conditions in this Agreement, provided that the transfer shall not constitute a termination of employment for purposes of any plan or arrangement maintained by BCEOC, the Company, or any of their Affiliates.

WHEREAS, the parties therefore desire to enter into this Agreement to amend, supersede, and fully restate and replace the Original Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following terms:

TERMS

1.                                       Effective Date of Agreement Conditioned on Closing of Purchase Agreement.  This Agreement shall not take effect until the Closing Date (as defined in the Purchase Agreement) but shall become effective immediately upon the occurrence of the Closing (as defined in the Purchase Agreement) on the Closing Date.  If the Purchase Agreement is terminated before the occurrence of the Closing Date, this Agreement shall not become effective and shall become null and void, and Employee’s employment with the Company shall continue to be governed by the terms, conditions, and provisions of the Original Employment Agreement.  If there is a Closing Date (as defined in the Purchase Agreement), the “Effective Date” of this Agreement shall be December 22, 2010.

2.                                       Employment and Position.  The Company shall employ Employee as its Executive Vice President Engineering and Planning, and Employee shall serve in such capacities, subject to the terms of this Agreement, and Employee shall report directly to the Company’s President and Chief Executive Officer (the “President”), who reports directly to the Board of Directors (the “Board”).

3.                                       Duties and Permitted Outside Interests and Other Business Activities.  Employee shall perform in the capacities described in paragraph 2 and shall have such duties, responsibilities, and authorities as may be reasonably assigned by the President in his sole discretion, including without limitation duties, responsibilities, and authorities for the Company’s Affiliates.  Employee shall devote his full business time and attention, best efforts, abilities, knowledge, and experience to the Company’s Business and affairs as necessary to faithfully perform his duties, responsibilities, and authorities under this Agreement and shall not hold outside interests or engage in other business activities independent of the Company that are inconsistent or competitive with the Company’s Business or interests.  Employee may, without violating this Agreement, (a) own publicly traded securities in such form or manner as will not require any material services by Employee in the operation of the entities in which such securities are owned; (b) serve on corporate, civic, charitable, or industry boards or committees; or (c) continue his ongoing involvement in other personal and investment activities, consistent with his practice as of the Effective Date, in each case so long as such interests or activities do not, in the judgment of the Board, materially interfere with Employee’s ability to fulfill his duties, authorities, and responsibilities under this Agreement and/or are not, in the judgment of the Board, inconsistent or competitive with the Company’s Business or interests.  However, Employee shall not serve on the board of any business, hold any other position with any business, otherwise engage in any business activity, engage in any activities to the extent that such activity could give rise to a material liability to Employee, or engage in any activity giving rise to a duty of care to another organization, without the advance written consent of the Board.

4.                                       Primary Work Location.  Although Employee shall be expected to work at all Company locations from time to time and travel as necessary to perform his duties, responsibilities, and authorities under this Agreement, Employee’s primary work location shall be at the Company’s offices in Bakersfield, California.

5.                                       Term of Agreement.

(a)                                  Initial Term.  This Agreement shall continue in full force and effect for an initial term (the “Initial Term”) commencing on the Effective Date and continuing until the third anniversary of the Effective Date (the “Expiration Date”), unless terminated before the Expiration Date in accordance with paragraph 7.

(b)                                 Renewal Term.  Notwithstanding subparagraph 5(a), the effectiveness of this Agreement shall automatically be extended for an additional one-year term on the Expiration Date and on each successive anniversary of the Expiration Date (each, a “Renewal Date”), unless and until (i) either party gives written notice of non-renewal at least 90 days before the Expiration Date or any Renewal Date; or (ii) the Agreement is terminated earlier in accordance with paragraph 7 (each, a “Renewal Term”).

(c)                                  Term.  The Initial Term and any Renewal Terms shall be referred to below collectively as the “Term” of this Agreement.

6.                                       Compensation and Employment Benefits.  In consideration for the performance of Employee’s duties, responsibilities, and authorities under this Agreement, the Company shall provide Employee with the following compensation and employment benefits:

(a)                                  Base Salary.  The Company shall provide Employee with an annual base salary of $225,000.00 (the “Base Salary”), pro-rated for any partial period of employment and payable in accordance with the Company’s ordinary payroll policies and procedures for employee compensation.  The Base Salary may not be decreased but may be increased from time to time at the sole discretion of the President.

(b)                                 Management Incentive Program.  The Company has adopted or will adopt a Management Incentive Program (“MIP”) to motivate and reward certain employees and other eligible participants for their contributions toward meeting the Company’s financial objectives and strategic goals.  The Company has authorized 10,000 shares of Class B common stock (the “Class B shares”) to be awarded under the MIP and subject to terms and restrictions set out in the MIP and a related restricted stock award agreement.  Any such awards shall be governed by the MIP and may be modified, suspended, revoked, or terminated in accordance with the terms of the MIP without violating this Agreement.  The Company anticipates granting a majority of the Class B shares to eligible participants as of the Closing Date (as defined in the Purchase Agreement).  The Company also contemplates that initial grants of 75% of the Class B shares will be made to its senior Employees (consisting of 25% to Michael R. Starzer, 20% to Gary A. Grove, 15% to C. Stephen Black, and 15% Patrick A. Graham), and the remaining 25% will be reserved in a dedicated pool for grants to other employees of the Company and its Affiliates and eligible participants in accordance with the MIP.  If there is any inconsistency between the terms of the MIP and the terms of this Agreement, the terms of the MIP shall govern.

(c)                                  Bonus.

(i)                                     Bonus Plan.  Employee shall be eligible to participate in the bonus plan or program maintained by the Company or an Affiliate for its executive officers (the “Bonus Plan”) to be determined annually by the Board or its designee in its sole discretion.  For purposes of this Agreement, “Bonus” means the annual bonus payable pursuant to the Bonus Plan to Employee.

(ii)                                  Payout Option.  The Bonus may be paid in cash, common stock of the Company, or a combination thereof, as determined by the Board or its designee in its sole discretion; provided, however, that the Board or its designee may offer Employee the option to elect to receive the value of any Bonus in cash, common stock, or a combination thereof, subject to applicable law and such terms, conditions, and limitations as the Board or its designee may establish from time to time.

(iii)                               Discretionary Participation Level.  The Board or its designee, in its sole discretion, shall determine Employee’s participation in the Bonus Plan and amount or range of the Bonus available to Employee based on achievement of performance goals during the fiscal year or other performance period, as well as any discretionary Bonus.

(iv)                              Payment.  Any Bonus or other discretionary compensation payments due under this Agreement shall be paid to Employee at the time specified by the Board or its designee at the time any such Bonus or other discretionary compensation payment is awarded, but in no event later than 2½ months after the end of the taxable year in which the performance period for the bonus ends.  Unless otherwise specifically provided for in this Agreement or a plan, policy or program of the Company, Employee must be employed by the Company or an Affiliate on the date the Bonus or other payment is made to be entitled to receive the Bonus or other payment.

(d)                                 Employment Benefits and Vacation.  The Company shall provide Employee with the employment benefits ordinarily provided to its executive-level employees.  Such employment benefits shall be governed by the applicable plan documents, insurance policies, and/or employment policies, and may be modified, suspended, revoked, or terminated in accordance with the terms of the applicable documents or policies without violating this Agreement.  In addition to those benefits, the Company shall provide Employee with four weeks of paid vacation during each calendar year of the Term, pro-rated for any partial calendar year during the Term.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and Employee.  If permitted under the Company’s vacation or paid time off policy, and unless otherwise prohibited by applicable law, any accrued and unused vacation may be carried over from year to year and shall be paid to Employee upon the termination of his employment, regardless of the reason for such termination.

(e)                                  Reimbursement of Business Expenses.  Employee may incur ordinary, necessary, and reasonable expenses in connection with the performance of his duties, responsibilities, and authorities under this Agreement and for the promotion of the Company’s Business and activities, including but not limited to expenses for necessary travel and entertainment and other items of expenses required in the normal and routine course of Employee’s employment.  The Company shall promptly reimburse Employee from time to time for all such expenses incurred pursuant to and in conformity with this subparagraph and the policies and practices of the Company relative to the reimbursement of expenses.  Any such reimbursement shall be made as soon as reasonably practicable, but in no event later than 2½ months following the end of the taxable year in which the related expense was incurred.

7.                                       Termination of Agreement.  This Agreement may be terminated as follows and any termination of this Agreement shall also constitute a termination of Employee’s employment with the Company:

(a)                                  Death.  This Agreement shall terminate immediately upon Employee’s death.

(b)                                 Permanent Disability.  This Agreement shall immediately terminate in the event that Employee becomes “Permanently Disabled,” which for purposes of this Agreement shall be deemed to have occurred when (i) he receives disability benefits under either Social Security or the Company’s long-term disability plan, if any, or (ii) the President, upon the written report of a qualified physician designated by the President or the Company’s insurers, shall have determined (after a complete physical examination of Employee at any time after he has been absent from the Company for 90 or more consecutive calendar days) that Employee has become physically and/or mentally incapable of performing his essential job functions with or without reasonable accommodation as required by law due to injury, illness, or other incapacity (physical or mental).

(c)                                  With Cause.  The Company shall be entitled to terminate this Agreement immediately for any Cause.

(i)                                     Definition of Cause.  For purposes of this Agreement, “Cause” shall be defined as follows:

(A)                              Employee has failed or refused to substantially perform his duties, responsibilities, or authorities under this Agreement (other than any such refusal or failure resulting from Employee becoming Permanently Disabled);

(B)                                any conviction by Employee of a felony or other crime of moral turpitude;

(C)                                Employee has engaged in misconduct in the course and scope of his employment under this Agreement, including but not limited to gross incompetence, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, abuse of alcohol or controlled substances, improper disclosure of Confidential Information, chronic and unexcused absenteeism, improper appropriation of a corporate opportunity, or any other violation of the Company’s personnel policies, rules, or codes governing ethical business practices;

(D)                               Employee has committed any act of fraud, embezzlement, theft, dishonesty, misrepresentation, or falsification of records against the Company or its Affiliates;

(E)                                 Employee has materially violated this Agreement, any applicable personnel policy of the Company or its Affiliates, any fiduciary duty owed to the Company or its Affiliates, or any applicable law or regulation to which the Company or its Affiliates is subject; or

(F)                                 Employee has engaged in any act or omission that is contrary to the Company’s best interests or likely to damage the Company’s Business, including without limitation the Company’s reputation.

(ii)                                  Limited Notice and Opportunity to Cure.  If the Company determines in its sole discretion that a cure is possible and appropriate, the Company will give Employee written notice of the acts or omissions constituting Cause and no termination of this Agreement shall be for Cause unless and until Employee fails to cure such acts or omissions within 10 days following receipt of such written notice.  If the Company determines in its sole discretion that a cure is not possible and appropriate, Employee shall have no notice or cure rights before this Agreement is terminated for Cause.

(d)                                 Without Cause.  The Company shall be entitled to terminate this Agreement for any reason other than death, Employee becoming Permanently Disabled, or Cause, at any time by providing 30 days written notice to Employee that the Company is terminating the Agreement without Cause.

(e)                                  With Good Reason.  Employee shall be permitted to terminate this Agreement for any Good Reason.

(i)                                     Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall exist in the event any of the following actions are taken without Employee’s consent:

(A)                              any material diminution in Employee’s Base Salary, duties, responsibilities, or authorities, provided, however, that a change in Employee’s duties, responsibilities, or authorities shall not constitute a basis for a “Good Reason” termination unless either (I) such change results in assignment to Employee of a position that is at a lower rank than the rank held by Employee immediately prior to the change, or (II) Employee fails to be given the authority, power, responsibilities and duties as are inherent in the position assigned to Employee and necessary to carry out Employee’s responsibilities and the duties of the position; provided, however, that Employee may not be assigned to any position that is at a lower rank than the rank held by Employee immediately prior to the assignment; and further provided that in no event shall removal of Employee from the position of manager or officer of any direct or indirect subsidiaries of the Company in connection with the conversion of such subsidiaries to member-managed limited liability companies constitute Good Reason;

(B)                                any requirement that Employee report to an officer or employee other than the President;

(C)                                any material relocation of Employee’s primary work location more than 75 miles away from the then-current primary work location; or

(D)                               any other act or omission by the Company that constitutes a material breach by the Company of its obligations under this Agreement.

(ii)                                  Notice and Opportunity to Cure.  To exercise his right to terminate for Good Reason, Employee must provide written notice to the Company of his belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason.  The Company shall have 30 days to remedy the Good Reason condition(s).  If not remedied within that 30-day period, Employee may terminate this Agreement; provided, however, that such termination must occur no later than 180 days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, Employee is deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

(f)                                    Without Good Reason.  Employee shall be entitled to terminate this Agreement without Good Reason at any time by providing 30 days written notice to Company that Employee is terminating the Agreement without Good Reason.

(g)                                 Expiration of Term.  Either party may terminate this Agreement by providing a proper notice of non-renewal in accordance with subparagraph 5(b).

(h)                                Suspension of Duties.  Notwithstanding the foregoing provisions of this paragraph 7, the Company may suspend Employee from performing his duties, responsibilities, and authorities under this Agreement (including, without limitation, his duties, responsibilities, and authorities, if any, as a member of the

Board of Directors of the Company or any Affiliate) following the delivery by Employee of a notice of termination providing for Employee’s resignation, or delivery by the Company of a notice of termination providing for Employee’s termination of employment for any reason; provided, however, that during the period of suspension (which shall end on or before the Date of Termination), and subject to the legal rules applicable to such payments and benefits, including, without limitation, the rules applicable to qualified plans under Code Section 401(a) and the rules applicable to nonqualified deferred compensation plans under Code Section 409A, Employee shall continue to be treated as employed by the Company for other purposes, and his rights to compensation or benefits shall not be reduced by reason of the suspension; and further provided that any such suspension shall not affect the determination of whether the resignation was for Good Reason or without Good Reason or whether the termination was with Cause or without Cause.  The Company may suspend Employee with pay pending an investigation authorized by the Company or a governmental authority or a determination by the Company whether Employee has engaged in acts or omissions constituting Cause, and such paid suspension shall not constitute a termination of this Agreement or Employee’s employment.

8.                                       Payments and Benefits Due Upon Termination.

(a)                                  Accrued Obligations.  Upon any termination of this Agreement, the Company shall have no further obligation to Employee under this Agreement or otherwise, except for (i) payment to Employee of all earned but unpaid Base Salary through the Date of Termination, prorated as provided in subparagraph 6(a); (ii) payment to Employee, in accordance with the terms of the applicable benefit plan of the Company or its Affiliates or to the extent required by law, of any benefits to which Employee has a vested entitlement as of the Date of Termination (other than any entitlement to severance or separation pay, if any); (iii) payment to Employee of any accrued unused vacation; (iv) payment to Employee of any approved but unreimbursed business expenses incurred in accordance with applicable Company policy and the terms of this Agreement; and (v) if applicable, payment of the payments and benefits described in subparagraphs 8(b) or 9(b).  The payments and benefits described just described in (i)-(iv) shall be referred to in this Agreement as the “Accrued Obligations” and shall be paid in accordance with the Company’s plans and policies and applicable law.

(b)                                 Severance Benefits.  If this Agreement is terminated by the Company due to Permanent Disability in accordance with subparagraph 7(b), by the Company without Cause in accordance with subparagraph 7(d), or by Employee resigning his employment for Good Reason in accordance with subparagraph 7(e), the Company shall have no further obligation to Employee under this Agreement or otherwise, except the Company shall provide the Accrued Obligations to Employee in accordance with subparagraph 8(a), and the Company shall provide the following severance payments and benefits (the “Severance Benefits”):

(i)                                     on the date of Employee’s Separation from Service, payment a lump sum cash payment equal to 12 months of Employee’s Base Salary in effect immediately before the Date of Termination minus applicable taxes and withholdings;

(ii)                                  on or before the 70th day following Employee’s Separation from Service, a lump sum cash payment equal to 12 months of Employee’s Base Salary in effect immediately before the Date of Termination minus applicable taxes and withholdings;

(iii)                               on or before the 70th day following Employee’s Separation from Service, a lump sum in cash equal to 200% of the average of any Bonuses received by Employee from the Company in the two years immediately before the Separation from Service minus applicable taxes and withholdings; and

(iv)                              during the portion, if any, of the 18-month period commencing on the date of Employee’s Separation from Service that Employee is eligible to elect and timely elects to continue coverage for himself and his eligible dependents under the Company’s or an Affiliate’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or similar state law, the Company shall reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of the Company pay for the same or similar coverage.

For the avoidance of doubt, Employee shall not be entitled to the Severance Benefits if his employment is terminated by the Company for Cause, due to death, because he resigned his employment without Good Reason, or due to either party providing a proper notice of non-renewal in accordance with subparagraph 5(b).

Notwithstanding the foregoing, in no event shall Employee be entitled to receive any Severance Benefits described in subparagraphs 8(b)(ii)-(iv) (the “Conditional Severance”) unless he executes a General Release and Agreement prepared by the Company in substantially the form set forth in Exhibit A (the “Release”) and such Release is not revoked.  Employee shall be eligible for Conditional Severance only if the executed Release is returned to the Company and becomes irrevocable within 60 days after the Date of Termination.  Until the Release has become irrevocable, any such Conditional Severance shall be held and not provided by the Company.  Any Conditional Severance that would have been payable in the absence of the foregoing Release requirement, but which is not paid because such Release has not yet become irrevocable, will be paid after such Release becomes irrevocable, and thereafter, all other Conditional Severance shall be paid in accordance with the applicable provisions of subparagraphs 8(b)(ii)-(iv).  If Employee fails to return the Release to the Company in sufficient time so that it becomes irrevocable within 60 days after the Date of Termination, Employee’s rights to the Conditional Severance shall be forfeited, the Company shall have the right to cease providing any part of the Conditional Severance or Severance Benefits described in paragraph 8(b)(i), and Employee shall be required to immediately repay the Company for any Conditional Severance or Severance Benefits described in paragraph 8(b)(i) already provided.

9.                                       Change in Control.  The parties acknowledge that Employee has entered into this Agreement based on his trust and confidence in the Board.  Accordingly, if the Company should undergo a Change in Control the parties agree as follows:

(a)                                  Definitions.

(i)                                     “Affiliate” means, except as otherwise provided in this Agreement, with respect to the Company, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company and any predecessor to any such entity; provided, however, that a natural person shall not be considered an Affiliate; and means, except as otherwise provided in this Agreement, with respect to Employee, any person that directly, or indirectly through one or more intermediaries, is controlled by Employee or members of his immediate family.

(ii)                                  “Change in Control” means a Change in Control means (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company and the its subsidiaries to any other person or entity (other than an Affiliate of the Company), (C) the stockholders of the Company approve any plan or proposal for liquidation or dissolution of the Company, (D) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power) or (E) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.  Notwithstanding the foregoing, a Change of Control shall not include a public offering of the Company’s common stock or a transaction with its sole purpose to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(iii)                               “CIC Effective Date” means the date upon which a Change of Control occurs.

(iv)                              “Code” means Internal Revenue Code of 1986, as amended from time to time.

(b)                                 Severance Benefits.  If Employee is employed by the Company on the CIC Effective Date and this Agreement is thereafter terminated by Employee resigning his employment with or without Good Reason within 30 days following the six-month anniversary of the CIC Effective Date, then the Company shall have no further obligation to Employee under this Agreement or otherwise, except the Company shall provide Employee with the Accrued Obligations and the Severance Benefits in accordance with the terms and conditions in paragraph 8.

10.                                 Parachute Payment Limitation.  Notwithstanding any contrary provision in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G of the Code), and the Severance Benefits referenced in subparagraph 9(b), together with any other payments or benefits that Employee has the right to receive from the Company (and affiliated entities required to be aggregated in accordance with Q/A-10 and Q/A-46 of Treas. Reg. §1.280G-1) would constitute a “parachute payment” (as defined in Section 280G of the Code), the payments and benefits provided hereunder shall be either (a) reduced (but not below zero) so that the aggregate present value of such payments and benefits received by Employee from the Company shall be $1.00 less than three times Employee’s “base amount” (as defined in Section 280G of the Code) (the “Safe Harbor Amount”) and so that no portion of such payments received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), or (b) paid in full, whichever produces the better net after-tax result for Employee (taking into account any applicable excise tax under Section 4999 and any applicable income tax).  The determination as to whether any such reduction in the amount of the payments and benefits is necessary shall be made by the Company in good faith and such determination shall be conclusive and binding on Employee.  If a reduced payment is made to Employee pursuant to clause (a) above and through error or otherwise that payment, when aggregated with other payments from the Company (or its affiliates) used in determining if a parachute payment exists, exceeds the Safe Harbor Amount, Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.  If a reduction is made in accordance with clause (a) above, such reduction shall be made in the following order:

(a)                                  First, by reducing the cash amounts of parachute payments that would not constitute deferred compensation subject to Section 409A of the Code (“Section 409A”), to the extent necessary to decrease the payments that would otherwise constitute parachute payments to the Safe Harbor Amount.

(b)                                 Next, if after the reduction to zero of the amounts described in subparagraph 10(a), the remaining scheduled parachute payments are greater than the Safe Harbor Amount, then by reducing the cash amounts of payments that constitute deferred compensation (within the meaning of Section 409A) subject to Section

409A, with the reductions to be applied first to the payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary to decrease the payments that would otherwise constitute parachute payments to the Safe Harbor Amount.

(c)                                  Next, if after the reduction to zero of the amounts described in subparagraphs 10(a) and 10(b), the remaining scheduled parachute payments are greater than the Safe Harbor Amount, then, by reducing any of the remaining scheduled payments that would not constitute deferred compensation subject to Section 409A, in an order to be determined by the Company, to the extent necessary to decrease the payments and benefits that would otherwise constitute parachute payments to the Safe Harbor Amount.

11.                                 Conditions on Receipt of Severance Benefits.

(a)                                  Compliance with Post-Termination Obligations.  Notwithstanding any contrary provision in this Agreement, the Company shall have the right to cease providing any part of the Severance Benefits, and Employee shall be required to immediately repay the Company for any Severance Benefits already provided, but all other provisions of this Agreement shall remain in full force and effect, if Employee does not fully comply with his post-termination covenants under paragraphs 13-18 of this Agreement.

(b)                                 Separation from Service Requirement.  Notwithstanding any other provision of this Agreement, Employee shall be entitled to any Severance Benefits only if Employee’s termination of employment constitutes a “Separation from Service, which for purposes of this Agreement means “separation from service” (within the meaning of Section 409A).

12.                                 Other Provisions Relating to Termination.

(a)                                  Notice of Termination.  Any termination of this Agreement by the Company or by Employee (other than termination because of Death) shall be communicated by written Notice of Termination to the other party thereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated; provided, however, that any failure to provide such detail shall not delay the effectiveness of the termination.

(b)                                 Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean (i) if Employee’s employment is terminated by Death, the date of Death; (ii) if Employee’s employment is terminated because of Employee becoming Permanently Disabled, then 30 days after Notice of Termination is given; (iii) if (A) Employee’s employment is terminated by the Company with or without Cause or (B) Employee’s employment is terminated by Employee with or without Good Reason, then in each case the date specified in the Notice of Termination, which shall comply with the applicable notice requirements in paragraph 7; and (iv) if this Agreement is not renewed, the last date of the Initial Term or the Renewal Term as applicable.

13.                                 Business Opportunities and Intellectual Property.

(a)                                  Prompt Disclosure Required.  Employee shall promptly disclose to the President in writing all Business Opportunities and Intellectual Property.

(b)                                 Definition of Business Opportunities.  For purposes of this Agreement, “Business Opportunities” shall mean all business ideas, prospects, proposals or other opportunities pertaining to the Business or the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, that are or were developed by Employee during his employment with the Company or BCEOC or originated by any third party and brought to the attention of Employee during his employment with the Company or BCEOC, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions, or other written or charted means).

(c)                                  Definition of Intellectual Property.  For purposes of this Agreement, “Intellectual Property” shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Employee prior to the date of this Agreement), whether or not patentable or copyrightable, that do not fall within the definition of Business Opportunities, that Employee discovers, conceives, invents, creates, or develops (or discovered, conceived, invented, created, or developed), alone or with others, during his employment with the Company or BCEOC, if such discovery, conception, invention, creation, or development (i) occurs or occurred in the course of Employee’s employment with the Company, BCEOC, or its or their Affiliates or (ii) occurs or occurred with the use of any time, materials, or facilities of the Company, BCEOC, or its or their Affiliates.

14.                                 Non-Compete Obligations During Term.  During the Term and except as provided below or as otherwise permitted by the Company (acting upon the instruction of the Board):

(a)                                  Employee shall not, other than through the Company or its Affiliates, engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity, in (i) any business or activity that is competitive with the Business, (ii) any business or activity that is engaged in leasing, acquiring, exploring, developing or producing hydrocarbons and related products, or (iii) any enterprise during any period in which a material portion of its business is (and during any period in which it intends to enter into business activities that would be) materially competitive in any way with any business in which the Company or any of the Affiliates is engaged during Employee’s employment (including, without limitation, any business if the Company devoted material resources to entering into such business)), but shall be limited to those businesses to which Employee devoted more than an insignificant amount of time while employed by the Company; and

(b)                                 all investments made by Employee (whether in his own name or in the name of any family members or made by Employee’s controlled affiliates), that relate to the Business or the lease, acquisition, exploration, development or production of hydrocarbons and related products shall be made solely through the Company or its Affiliates; and Employee shall not (directly or indirectly through any family members), and shall not permit any of his Affiliates to: (i) invest or otherwise participate alongside the Company or its Affiliates in any Business Opportunities or (ii) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether the Company or any of its Affiliates ultimately participates in such business or activity;

provided, however, that this paragraph shall not apply to (x) the existing personal oil and gas investments owned by Employee, his family members, and his controlled affiliates as of the Effective Date (the “Existing Personal Investments”); (y) future expenditures made by Employee and his family members and his controlled affiliates that are required to maintain, but not increase, their respective current ownership interests in the Existing Personal Investments, excluding however, any expenditure to participate in the acquisition, exploration, or development of any acreage that is not currently included in the Existing Personal Investments as of the Effective Date; and (z) any opportunity that is first offered to, and subsequently declined by, the Company (acting through the Board or its designee).

15.                                 Confidentiality and Non-Disparagement Obligations.

(a)                                  Confidentiality and Non-Disclosure Acknowledgments and Obligations.  Employee hereby acknowledges that all trade secrets and confidential or proprietary information of the Company and its Affiliates (collectively referred to herein as “Confidential Information”) constitute valuable, special, and unique assets of the Business of the Company and its Affiliates, and that access to and knowledge of such Confidential Information is essential to the performance of Employee’s duties, responsibilities, and authorities under this Agreement.  During the Term and thereafter, Employee shall hold the Confidential Information in strict confidence and shall not publish, disseminate, or otherwise disclose, directly or indirectly, to any person other than the Company and its Affiliates and their respective officers, directors, and employees, any Confidential Information or use any Confidential Information for any purpose other than as required in connection with fulfilling his duties as an executive for the benefit of the Company.  The Company agrees to provide previously undisclosed Confidential Information to

Employee during the Term in exchange for Employee’s agreement to keep such Confidential Information, and any Confidential Information to which Employee has already become privy, in strict confidence as provided in this Agreement.

(b)                                 Confidential Information Inclusions and Exclusions.  For purposes of this Agreement, Confidential Information includes, without limitation, (I) any information that gives the Company or its Affiliates some competitive business advantage or the opportunity of obtaining such advantage, (II) any information the disclosure or improper use of which could be detrimental to the interests of the Company or its Affiliates, and (III) any information heretofore or hereafter acquired, developed, or used by the Company, BCEOC, or its or their Affiliates relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial, or management aspects of the Business, operations, properties, prospects, liabilities, systems, methods, models, processes, results, performance, investments, investors, financial affairs, future plans, acquisition or strategies, business partners, business relationships, contracts, contractual relationships, organizational or personnel matters, policies or procedures, management or compensation matters, compliance or regulatory matters, as well as any technical, seismic, industry, market or other data, studies or research, or any forecasts, projections, valuations, derivations or other analyses, performed, generated, collected, gathered, synthesized, purchased or owned by, or otherwise in the possession of, the Company or its Affiliates whether oral or in written form or in business records, but shall exclude any information that (i) has become part of common knowledge or understanding in the oil and gas industry or otherwise in the public domain (other than from disclosure by Employee in violation of this Agreement), or (ii) was rightfully in the possession of Employee, as shown by Employee’s records, prior to the date Employee was first employed by or providing services to the Company or its predecessors, including, without limitation, BCEOC, and their Affiliates (such predecessors in their Affiliates are referred to as the “Predecessor Companies”); provided, however, that Employee shall provide to the Company copies of all information described in clause (ii); and provided further, however, that this subparagraph shall not be applicable to the extent Employee is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after Employee requests that such Confidential Information be preserved.  Confidential Information also includes any non-public, confidential, or proprietary information about or belonging to any third party which has been entrusted to the Company or its Affiliates.

(c)                                  Non-Disparagement.  During the Term and for two years following the termination of this Agreement, regardless of the reason for such termination, Employee shall not make to any other person or party any statement (whether oral, written, electronic, anonymous, on the Internet, or otherwise), which directly or indirectly impugns the quality or integrity of the Company’s or its Affiliates’ business or employment practices, operations, or services, or any other disparaging or derogatory remarks about the Company or its Affiliates.

16.                                 Obligations After Date of Termination.

(a)                                  Definition of Post-Termination Non-Compete Term.  For purposes of this Agreement, the “Post-Termination Non-Compete Term” is the two-year period following the Date of Termination.

(b)                                 Non-Compete Obligations.  The purposes of paragraph 15 and this paragraph 16 are to protect the Company from unfair loss of goodwill and business advantage and to shield Employee from pressure to use or disclose Confidential Information or to trade on the goodwill belonging to the Company.  Accordingly, during the Post-Termination Non-Compete Term, Employee shall not engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity, in (i) any business or activity that is competitive with the Business or, (ii) in leasing, acquiring, exploring, developing, or producing hydrocarbons and related products in any geographic or market area in which the Company is conducting or has conducted any material amount of oil and gas exploration and production activities as of the Date of Termination or as of the end of the six-month period following such Date of Termination; provided, however, that this subparagraph shall not preclude Employee from making personal investments in securities of oil and gas companies that are registered on a national stock exchange, if the aggregate amount owned by Employee and all family members and affiliates does not exceed 1% of such company’s outstanding securities.

(c)                                  Non-Solicit Obligations.  Employee shall not, during the Post Termination Non- Compete Term, (i) directly or indirectly, on behalf of himself or any third party, solicit, encourage, facilitate, or induce any advertiser, supplier, broker, vendor, agent, sales representative, employee, contractor, consultant, or licensee of the Company or its Affiliates to breach any agreement or contract with, or discontinue or curtail his, her, or its business relationships with, the Company or its Affiliates; or (ii) directly or indirectly, solicit, recruit, hire, or otherwise engage as an employee, independent contractor or otherwise, either for himself or any other third party, any person who is employed by the Company or its Affiliates or was employed by the Company or its Affiliates at the time of such solicitation, recruitment, or hiring.

17.                                 Common Law and other Contractual Duties.  Employee acknowledges and agrees that his obligations concerning confidentiality, non-competition, and non-solicitation under this Agreement shall supplement, rather than supplant, his common law duties of confidentiality and loyalty owed to the Company and its Affiliates and the Predecessor Companies and any obligations under any confidentiality, non-competition, non-solicitation, proprietary information and inventions, intellectual property, or similar agreement he entered with the Company or its Affiliates or the Predecessor Companies.

18.                                 Inventions.  Any and all Intellectual Property and other discoveries, inventions, improvements, trade secrets (as defined by applicable law), know-how, works of authorship, or other intellectual property conceived, created, written, developed, or first reduced to practice by Employee, alone or jointly, in the performance of Employee’s duties, responsibilities, or authorities for the Company, BCEOC, or its or their Affiliates (“Inventions”) shall be the sole and exclusive property of the Company and its Affiliates.  Employee acknowledges that all original works of authorship protectable by copyright that are produced by Employee in the performance of his duties, responsibilities, or authorities for the Company or its Affiliates are “works made for hire” as defined in the United States Copyright Act (17 U.S.C. § 101).  In addition, to the extent that any such works are not works made for hire under the United States Copyright Act, Employee hereby assigns without further consideration all right, title, and interest in such works to the Company and its Affiliates.  Employee shall promptly and fully disclose to the Company all Inventions, shall treat all Inventions as Confidential Information, and hereby assigns to the Company and its Affiliates without further consideration all of Employee’s right, title, and interest in and to any and all Inventions, whether or not copyrightable or patentable.  Employee shall execute all papers, including applications, invention assignments, and copyright assignments, and shall otherwise assist the Company and its Affiliates as reasonably required to memorialize, confirm, and perfect in them the rights, title, and other interests granted to the Company and its Affiliates under this Agreement.

19.                                 Survival of Covenants; Enforcement of Covenants; and Remedies.

(a)                                  Survival of Covenants.  Employee acknowledges and agrees that his covenants in paragraphs 13-18 of this Agreement shall survive the termination of this Agreement and shall be construed as agreements independent of any other provision of this Agreement, and the existence of any Dispute of Employee with or against the Company or its Affiliates whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of those covenants.  (For the avoidance of doubt, the provisions of this Agreement will survive the termination of this Agreement and Employee’s termination of employment to the extent such provisions apply to periods after a termination.)

(b)                                 Enforcement of Covenants.  Employee acknowledges and agrees that his covenants in paragraphs 13-18 of this Agreement are ancillary to the otherwise enforceable agreements above to provide Employee with Confidential Information and are supported by independent, valuable consideration.  Employee further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by those covenants are reasonable and acceptable to Employee and do not import any greater restraint than is reasonably necessary to protect the Company’s goodwill, Confidential Information, and other legitimate business interests.  Employee further agrees that if, at some later date, a court of competent jurisdiction determines that any of the covenants in paragraphs 13-18 are unreasonable, any such covenants shall be reformed by the court and enforced to the maximum extent permitted under the law.

(c)                                  Remedies.  In the event of breach or threatened breach by Employee of any of his covenants in paragraphs 13-18 of this Agreement, the Company shall be entitled to equitable relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages that the Company may incur as a result of such breach, violation, or threatened breach or violation.  The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.

20.                                 Successors and Assigns.  This Agreement may not be assigned by the Company to any other person or entity other than an Affiliate of the Company without Employee’s written consent; provided, however, that in the event of a Change in Control, the Company shall cause the surviving entity in any such transaction to assume the Company’s obligations under paragraphs 8 and 9 to the extent such obligations have not yet been fully performed.  In the event of Employee’s death, this Agreement shall be enforceable by Employee’s estate, executors, or legal representatives, but only to the extent that such person may collect any compensation due to Employee under this Agreement as provided above.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

21.                                 Representations of Employee.  Employee hereby represents and warrants that he has not previously assumed any obligations inconsistent with those in this Agreement.  Employee further represents and warrants that his execution of this Agreement, and his employment with the Company, shall not violate any other contract or obligation between Employee and any former employer or other third party and that, during his employment with the Company, he shall not use or disclose to anyone within the Company any proprietary information or trade secrets of any former employer or other third party.  Employee further represents and warrants that he has entered into this Agreement pursuant to his own initiative and that the Company did not induce him to execute this Agreement in contravention of any existing commitments.  Employee further acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of Employee.

22.                                 Dispute Resolution.  The parties agree to the following dispute resolution terms:

(a)                                  Definition of Dispute.  Any controversy, claim, complaint, cause of action, or similar proceeding, whether based on statute, contract, common law, negligence, tort, misrepresentation, or any other legal theory, arising out of or relating to this Agreement or Employee’s employment with the Company (a “Dispute”), shall be resolved solely in accordance with the terms of this paragraph; provided, however, that the term Dispute shall not include Employee’s administrative claims for workers’ compensation or unemployment compensation benefits (although any claim for workers’ compensation discrimination or retaliation shall be considered a Dispute subject to dispute resolution under this paragraph).

(b)                                 Mediation.  If a Dispute cannot be settled by good faith negotiation between the parties, the parties shall submit the Dispute to nonbinding mediation as soon as reasonably possible after the Dispute arose.  If complete agreement cannot be reached within five calendar days of submission to mediation, either party may file a civil action against the other party in any court of competent jurisdiction permitted under paragraph 28.

(c)                                  Waiver of Right to Jury Trial.  NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, THE PARTIES SHALL, AND HEREBY DO, IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE.  IN ADDITION, EMPLOYEE SHALL, AND HEREBY DOES, IRREVOCABLY WAIVE THE RIGHT TO PARTICIPATE IN ANY CLASS OR COLLECTIVE ACTION WITH RESPECT TO ANY DISPUTE.

23.                                 Attorneys’ Fees and Other Costs.  If a Dispute arises between the parties based on or involving this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, court costs, and expenses incurred in enforcing such rights or resolving such Dispute.  For purposes of this paragraph, the finder of fact shall be requested to answer affirmatively as to whether a party prevailed in order to recoup attorneys’ fees and other costs pursuant to this paragraph.

24.                                 Entire Agreement.  Subject to paragraph 17, this Agreement constitutes the entire agreement between the parties concerning its subject matters and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to its subject matters, including without limitation the Original Employment Agreement.  Employee agrees that the Company has not made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company but is instead relying solely on his own judgment and his legal and tax advisors, if any.

25.                                 Amendment of Agreement.  This Agreement may not be modified or amended in any respect except by an instrument in writing signed by the party against whom such modification or amendment is sought to be enforced.  Notwithstanding the previous sentence, the Company may modify or amend this Agreement in its sole discretion at any time without the further consent of Employee in any manner necessary to comply with applicable law and regulations or the listing or other requirements of any stock exchange upon which the Company is listed.  No modification or amendment may be enforced against the Company unless such modification or amendment is approved by the Board in writing and signed by an authorized representative of the Board.

26.                                 Waiver.  The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.

27.           Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed illegal, invalid, or unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that, if any such provision may be made enforceable by limitation, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

28.           Governing Law; Venue.  This Agreement shall be governed by the laws of the State of Colorado, without regard to its conflict-of-laws principles.  Employee hereby irrevocably consents to the binding and exclusive venue for any Dispute between the parties arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings in Denver, Colorado.  Nothing in this Agreement, however, precludes the Company from seeking to remove a civil action from any state court to federal court.

29.           Notices.  All notices under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or three calendar days after the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, addressed to the Company at its headquarters or Employee at the address of such person as set forth in the Company’s records.  Either party may designate a different address by providing written notice of such new address to the other party.

30.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.  The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

31.           Payroll Deductions and Offsets.  With respect to any payments or benefits provided under this Agreement, the Company shall withhold any amounts authorized by Employee and all amounts required to be withheld by applicable federal, state, or local law.  The Company shall be entitled to set off against, and Employee authorizes the Company to deduct from, any payments due to Employee from Company, any amounts which may be due and owing to the Company by Employee, whether arising under this Agreement or otherwise; provided, however, that no offset or deduction is allowed against payments to Employee that are subject to Section 409A until such amounts are otherwise due.

32.           Code Section 409A.

(a)                                  Intent.  The payments and benefits provided under this Agreement are intended to be compliant with or exempt from Section 409A and any ambiguous provision shall be construed in a manner that is compliant with or exempt from the application of Section 409A.  The provisions of this Agreement shall be interpreted in a manner consistent with this intent.

(b)                                 Specified Employee Postponement.  If the Company or an Affiliate that is treated as a “service recipient” (as defined in Section 409A) is publicly traded on an established securities market (or otherwise) and Employee is a “specified employee” and is entitled to receive a payment that is subject to Section 409A on account of Employee’s Separation from Service, such payment may not be made earlier than six months following the date of his Separation from Service if required by Section 409A, in which case, the accumulated postponed amount shall be paid in a lump sum payment on the Section 409A Payment Date.  The “Section 409A Payment Date” is the earlier of (i) the date of Employee’s death or (ii) the date that is six months and one day after Employee’s Separation from Service.  If any payment to Employee is delayed pursuant to the foregoing sentence, such amount instead will be paid, with interest as permitted by applicable law, on the Section 409A Payment Date.  For purposes of Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments.  The determination of whether Employee is a “specified employee” shall be made in accordance with Section 409A using the default provisions in the Section 409A unless another permitted method has been prescribed for such purpose by the Company.

33.           Right to Consult a Tax Advisor.  Notwithstanding any contrary provision in this Agreement, Employee shall be solely responsible for any risk that the tax treatment of all or part of any payments provided by this Agreement may be affected by Section 409A, which may impose significant adverse tax consequences on him, including accelerated taxation, a 20% additional tax, and interest.  Because of the potential tax consequences, Employee has the right, and is encouraged by this paragraph, to consult with a tax advisor of his choice before signing this Agreement.

[Signature Page Follows]

EMPLOYEE:

/s/ Gary A. Grove
Name: Gary A. Grove

BCEOC:

BONANZA CREEK ENERGY OPERATING COMPANY, LLC,
a Delaware limited liability company:

By:	/s/ Michael R. Starzer
Name:	Michael R. Starzer
Title:	President

THE COMPANY:

BONANZA CREEK. ENERGY, INC.,
a Delaware corporation:

By:	/s/ Michael R. Starzer
Name:	Michael R. Starzer
Title:	President and Chief Executive Officer

ATTACHMENT A
FORM OF GENERAL RELEASE AGREEMENT

1.             The undersigned (“Employee”), on Employee’s own behalf and on behalf of Employee’s heirs, agents, representatives, attorneys, assigns, executors and/or anyone acting on Employee’s behalf, and in consideration of the promises, assurances, and covenants set forth in the Amended and Restated Employment Agreement between Employee and Bonanza Creek Energy Operating Company, LLC and its successors or affiliates (the “Company”) to which Employee is not automatically entitled, including, but not limited to, the payment of any severance thereunder, hereby fully releases the Company, its parents, subsidiaries, officers, shareholders, partners, members, individual employees, agents, representatives, directors, employees, attorneys, successors, and anyone acting on its behalf, known or unknown, from all claims and causes of action by reason of any injuries and/or damages or losses, known or unknown, foreseen or unforeseen, patent or latent which Employee has sustained or which may be sustained as a result of any facts and circumstances arising out of or in any way related to Employee’s employment by the Company or the termination of that employment, and to any other disputes, claims, disagreements, or controversies between Employee and the Company up to and including the date this release is signed by Employee.  Employee’s release includes, but is not limited to, any contract benefits, claims for quantum meruit, claims for wages, bonuses, employment benefits, moving expenses, stock options, profits units, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, torts and related damages (including, but not limited to emotional distress, loss of consortium, and defamation) any legal restriction on the Company’s right to terminate Employee’s employment and/or services, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (29 U.S.C. § 21, et seq.) (as amended) (“ADEA”), the federal Americans with Disabilities Act of 1990, any state laws concerning discrimination or harassment including the Fair Employment and Housing Act, or any other legal limitation on contractual or employment relationships.

2.             Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA.  Employee also acknowledges that the consideration given for the waiver and release hereunder is in addition to anything of value to which Employee is already entitled.  Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (i) Employee’s waiver and release hereunder do not apply to any rights or claims that may arise after the execution date of this release; (ii) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this release; (iii) Employee has twenty-one (21) days to consider this release (although Employee may choose to voluntarily execute this release earlier); (iv) Employee has seven (7) days following the execution of this release to revoke this release; and (v) this release will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this release is executed by Employee (the “Effective Date”).

Excluded from this waiver and release are any claims which by law cannot be waived in a private agreement between an employer and employee.  Moreover, this waiver and

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release does not prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency in Employee’s state or participating in an EEOC or state agency investigation; provided, however, Employee hereby agrees to waive Employee’s right to monetary or other recovery should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency arising out of or related to Employee’s employment with and/or separation from the Company.

3.             Release of Unknown Claims.  It is the intention of Employee that this release is a general release which shall be effective as a bar to each and every claim, demand, or cause of action it releases.  Employee recognizes that Employee may have some claim, demand, or cause of action against the Company of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of this release.  It is the intention of Employee in executing this release that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the released parties.

[INCLUDE THE FOLLOWING IF EMPLOYEE IS LOCATED IN CALIFORNIA: In furtherance of this intention, Employee expressly waives any rights or benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Employee hereby waives application of Section 1542 of the California Civil Code and any similar applicable law, statute, or regulation.]

[EMPLOYEE]

By:

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